Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Paul C. Hudson, CEO
Sam Sarpong, CFO
(323) 634-1700
www.broadwayfederalbank.com

Broadway Financial Corporation Reports Second Quarter Net Earnings

LOS ANGELES, CA – (BUSINESS WIRE) – August 11, 2009 – Broadway Financial Corporation (the “Company”) (NASDAQ Small-Cap: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported second quarter net earnings of $34 thousand, or ($0.09) diluted loss per common share, down $662 thousand, or 95.11%, when compared with net earnings of $696 thousand, or $0.36 diluted earnings per common share, in the second quarter of 2008. The decrease in net earnings was due to a $1.4 million increase in the provision for loan losses, which was partially offset by higher net interest income before provision for loan losses.

For the six months ended June 30, 2009, the Company reported net earnings of $0.7 million compared to $1.3 million of net earnings for the same period in 2008. Diluted earnings per common share for the six months ended June 30, 2009 and 2008 were $0.20 and $0.69, respectively.

Chief Executive Officer, Paul C. Hudson stated, “The increase in loan loss provisions reflects continuing weakness in the residential sector, growing credit problems within the commercial real estate sector and increasing unemployment.” He went on to explain, “As a result, we are executing a proactive strategy to manage delinquent loans; update collateral values; actively monitor performing loans for credit weaknesses; and allocate appropriate loan loss reserves.” Hudson concluded by saying, “We are implementing a strategy of managed growth that entails a focus on strong credit quality, widening the Bank’s net interest margin and controlling expenses.”

Second Quarter Highlights:

•

Achieved net interest income before provision for loan losses of $4.4 million, up $903 thousand, or 25.57%, from the second quarter of 2008, primarily reflecting $78.7 million increase in average interest-earning assets and a 14 basis point improvement in net interest margin.

•	Originated and purchased $58.4 million in loans, up $27.8 million, or 90.85%, from the second quarter of 2008.

•

Increased allowance for loan losses as a percentage of total gross loans, excluding loans held for sale, from 1.06% at December 31, 2008 to 1.36% at June 30, 2009, with provision for loan losses of $1.6 million for the second quarter of 2009 compared to $159 thousand for the second quarter of 2008.

•	Increased deposits by $78.0 million during the first half of 2009, from $289.9 million at December 31, 2008 to $367.9 million at June 30, 2009, which allowed us to fund asset growth with deposits.

Net Interest Income

Net interest income before provision for loan losses of $4.4 million for the second quarter of 2009 was up $903 thousand, or 25.57%, from the second quarter a year ago. The increase was attributable to continued growth in our interest-earning assets and improvement in our annualized net interest rate margin. Interest-earning assets averaged $450.0 million for the second quarter of 2009, up $78.7 million, or 21.18%, from the same period a year ago. Our net interest margin improved 14 basis points to 3.94% for the second quarter of 2009 from 3.80% for the same period a year ago.

The annualized yield on our average interest-earning assets decreased 54 basis points to 6.22% for the second quarter of 2009 from 6.76% for the same period a year ago, primarily as a result of the downward re-pricing of our loan portfolio caused by multiple Federal Reserve rate cuts throughout 2008. Also contributing to the lower annualized yield on our average interest-earning assets was an increase in our delinquent loans that are 90 or more days past due, for which we do not accrue interest income. Non-accrual loans totaled $10.4 million at June 30, 2009 compared to $5.8 million at March 31, 2009 and $3.5 million at December 31, 2008.

The annualized cost of our average interest-bearing liabilities decreased 69 basis points to 2.39% for the second quarter of 2009 from 3.08% for the same period a year ago. The decrease in the annualized cost of our average interest-bearing liabilities was primarily attributable to the Federal Reserve lowering the Fed Funds rate throughout 2008, and maintaining the targeted Fed Funds rate in a range of 0.00% to 0.25% during the first half of 2009. This has allowed the Bank to reduce the rates it pays on its deposit products.

The net impact of these factors resulted in an annualized net interest rate spread of 3.83% for the second quarter of 2009, a 15 basis point improvement from the second quarter a year ago.

Provision and Allowance for Loan Losses

During the second quarter of 2009, the provision for loan losses totaled $1.6 million, compared to $159 thousand for the same period a year ago. The provision recorded in the second quarter of 2009 recognizes the 13.42% growth in outstanding loans and an increase in loan delinquencies, non-performing loans and a $1.1 million increase in specific loss allocations for impaired loans during the second quarter of 2009.

At June 30, 2009, the allowance for loan losses was $5.7 million, or 1.36% of total gross loans receivable, excluding loans held for sale, compared to $3.6 million, or 1.06% of total gross loans receivable, excluding loans held for sale, at year-end 2008. The $2.1 million increase in the allowance for loan losses from December 31, 2008 to June 30, 2009 was due to a 23.28% increase in outstanding loans and an increase in loan delinquencies, non-performing loans and a $1.6 million increase in specific loss allocations for impaired loans during the first six months of 2009.

Management believes that the allowance for loan losses is adequate to cover probable incurred losses in the loan portfolio as of June 30, 2009, but there can be no assurance that actual losses will not exceed the estimated amounts. The Bank is experiencing increased delinquencies which may necessitate the provision of additional loan loss allocations. In addition, the Office of Thrift Supervision (“OTS”) and the Federal Deposit Insurance Corporation periodically review the allowance for loan losses as an integral part of their examination process. These agencies may require an increase to the allowance for loan losses based on their judgments of the information available to them at the time of their examinations.

Non-Interest Income

Non-interest income totaled $117 thousand for the second quarter of 2009, down $249 thousand, or 68.03%, from the second quarter a year ago, primarily due to $245 thousand of provision for losses on loans held for sale in second quarter 2009 compared to none in second quarter 2008, as we experienced increased delinquencies and declining collateral values on our held for sale loan portfolio.

Non-Interest Expense

Non-interest expense totaled $3.0 million for the second quarter of 2009, up $351 thousand, or 13.46%, from the second quarter a year ago. A large portion of the increase was due to an increase of $358 thousand, or 1,234.48%, in FDIC insurance premium expense. The significant increase in FDIC insurance expense for the second quarter of 2009 is primarily due to an accrual for a special assessment imposed by the FDIC which is payable by September 30, 2009. Additionally, the regular assessment rate was increased over the prior year rate. The increase in FDIC assessments became necessary to recapitalize the FDIC insurance fund as the result of insurance claims paid for numerous bank failures in 2008 and year-to-date in 2009. Management expects FDIC insurance premiums to remain at elevated levels through at least 2011. Also contributing to higher non-interest expense were increases in occupancy expense ($40 thousand, or 11.66%), information services expense ($35 thousand, or 19.89%) and professional services expense ($41 thousand, or 30.15%). Partially offsetting these increases in non-interest expense was lower compensation and benefits expense, which decreased by $143 thousand, or 9.46%. The decrease in compensation and benefits expense was primarily due to reversal of accrued bonus which was partially offset by higher salaries expense resulting from annual pay increases and staff addition.

Income Taxes

During the second quarter of 2009, the Company recognized an income tax benefit of $30 thousand compared to the recognition of an income tax expense of $435 thousand during the second quarter of 2008. Income taxes are computed by applying the statutory federal income tax rate of 34% and the California income tax rate of 10.84% to earnings before income taxes. The Company’s effective income tax rate was (750.00%) for the second quarter of 2009 compared to 38.46% for the second quarter of 2008. The Company’s effective income tax rate was 35.32% for the six months ended June 30, 2009 compared to 38.25% for the same period in the prior year. The effective income tax rate for the three and six months ended June 30, 2009 was significantly reduced by the amount of non-taxable income from earnings on bank owned life insurance and the impact of state income tax deductions for loans made in designated enterprise zones.

Assets, Loan Originations, Deposits and Borrowings

At June 30, 2009, assets totaled $482.3 million, up $74.4 million, or 18.23%, from year-end 2008. During the first half of 2009, net loans, including loans held for sale, increased $74.8 million, or 20.90%.

Loan originations, including purchases, for the six months ended June 30, 2009 totaled $97.8 million, up $29.4 million, or 42.98%, from $68.4 million for the same period a year ago. Loan repayments, including loan sales, amounted to $21.6 million for the six months ended June 30, 2009, down $13.2 million, or 37.93%, from $34.8 million for the same period a year ago.

Deposits totaled $367.9 million at June 30, 2009, up $78.0 million, or 26.91%, from year-end 2008, as turmoil in the credit and equity markets has made deposit products in healthy financial institutions, like the Bank, attractive for many customers. During the first half of 2009, our core deposits (NOW, demand, money market and passbook accounts) increased $38.2 million and our certificates of deposit increased $27.0 million. Additionally, brokered deposits grew $12.8 million during 2009, primarily in CDARS. A significant portion of the increase in our core deposits was from our online NOW account. At June 30, 2009, core deposits represented 41.42% of total deposits compared to 39.38% at December 31, 2008, and brokered deposits represented 25.35% of total deposits compared to 27.75% at December 31, 2008.

Since the end of 2008, FHLB borrowings decreased $2.5 million, or 3.38%, to $71.5 million at June 30, 2009 from $74.0 million at December 31, 2008, as we repaid borrowings and were able to fund our loan growth with the increase in customer deposits described above.

Asset Quality

Non-performing assets, consisting of non-accrual and delinquent loans 90 or more days past due, at June 30, 2009 were $10.4 million, or 2.15% of total assets, compared to $3.5 million, or 0.85% of total assets, at December 31, 2008. At June 30, 2009, one-to-four family non-performing loans totaled $3.1 million, multi-family/CRE non-performing loans totaled $4.9 million and commercial and unsecured consumer non-performing loans totaled $2.4 million compared to $3.3 million of multi-family/CRE non-performing loans and $0.2 million of commercial and unsecured consumer loans at December 31, 2008.

The Bank performed an impairment analysis for all non-performing loans, and recorded specific loss allocations for impaired loans in accordance with Statement of Financial Accounting Standards (SFAS) No.114, Accounting by Creditors for Impairment of a Loan. The Bank increased specific loss allocations for impaired loans by $1.1 million during the second quarter of 2009 and by $1.6 million during the first six months of 2009. The increase in the specific loss allocations for the second quarter of 2009 is mainly related to three one-to-four family residential loans totaling $1.9 million and three commercial real estate loans totaling $3.4 million. The loans are non-performing and the recent valuation of the underlying collateral reflected a decrease in values, and the Bank accordingly allocated an additional $1.1 million of specific loss allocations during the second quarter of 2009. Six loans held for sale totaling $6.7 million, with a specific valuation allowance of $610 thousand, were considered impaired as of June 30, 2009. These same loans were considered impaired at March 31, 2009, with a specific valuation allowance of $365 thousand. This compares to two loans held for sale totaling $1.2 million, with a specific valuation allowance of $260 thousand, which were considered impaired as of December 31, 2008. The Bank had no loans in foreclosure or REO (real estate owned) properties at June 30, 2009 or December 31, 2008.

The Bank has a long history of excellent asset quality, but in the current economic situation, the Bank, like most other financial institutions, is experiencing an increase in non-performing loans. The Bank takes a proactive approach to managing delinquent loans and decreasing the volume of non-performing assets, which includes conducting site examinations and encouraging borrowers to meet with a Bank representative. The Bank reviews its delinquencies on a loan by loan basis, exploring ways to help borrowers meet their obligations and return them back to a current performing status as soon as possible.

Performance Ratios

The annualized return on average equity for second quarter 2009 was 0.41%, compared to 5.24% for fourth quarter 2008 and 12.18% for second quarter 2008. The annualized return on average assets for second quarter 2009 was 0.03%, compared to 0.36% for fourth quarter 2008 and 0.73% for second quarter 2008. The annualized returns on average equity and average assets were negatively impacted by the substantial increase in our provision for loan losses for the second quarter of 2009 compared to the same period a year ago. The efficiency ratio for second quarter 2009 was 65.00%, compared to 74.19% for fourth quarter 2008 and 66.91% for second quarter 2008. The improvement in our efficiency ratio was primarily due to higher net interest income before provision for loan losses for the second quarter of 2009 primarily as a result of the strong growth in our interest earning assets and improvement in our net interest rate margin.

At June 30, 2009, the Bank’s Total Risk-Based Capital ratio was 11.05% and Tangible Capital equaled 7.75%, and the Bank met the capital requirements necessary to be deemed “well-capitalized” for regulatory purposes.

Forward-Looking Statements

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations regarding the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, and statements regarding strategic objectives. These forward-looking statements are based upon current management expectations, and involve risks and uncertainties. Actual results or performance may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

About Broadway Federal Bank

Broadway Federal Bank, f.s.b. is a community-oriented savings bank, which primarily originates residential, church and commercial mortgage loans and conducts funds acquisition in the geographic areas known as Mid-City and South Los Angeles. The Bank operates five full service branches, four in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to: Broadway Financial Corporation, Investor Relations, 4800 Wilshire Blvd., Los Angeles, CA 90010, or visit our website at www.broadwayfederalbank.com.

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

	June 30, 2009	December 31, 2008
	(unaudited)
ASSETS
Cash and cash equivalents	$8,990	$7,476
Federal funds sold	1,500	—

Cash and cash equivalents	10,490	7,476
Securities available for sale, at fair value	4,024	4,222
Securities held to maturity	19,068	22,792
Loans receivable held for sale, net	23,055	24,576
Loans receivable, net of allowance of $5,664 and $3,559	409,598	333,273
Accrued interest receivable	2,469	2,295
Federal Home Loan Bank (FHLB) stock, at cost	4,136	4,098
Office properties and equipment, net	5,457	5,535
Bank owned life insurance	2,370	2,323
Other assets	1,636	1,344

Total assets	$482,303	$407,934

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$367,942	$289,917
Federal Home Loan Bank advances	71,500	74,000
Junior subordinated debentures	6,000	6,000
Advance payments by borrowers for taxes and insurance	383	509
Deferred income taxes	508	469
Other liabilities	2,942	4,350

Total liabilities	449,275	375,245

Stockholders’ Equity:
Senior preferred, cumulative and non-voting stock, $1,000 par value, authorized, issued and outstanding 9,000 shares of Series D at June 30, 2009 and December 31, 2008; liquidation preference of $9,000 at June 30, 2009 and December 31, 2008	8,963	8,963
Preferred stock discount	(640)	(702)
Preferred, non-cumulative and non-voting stock, $.01 par value, authorized 1,000,000 shares; issued and outstanding 55,199 shares of Series A, 100,000 shares of Series B and 76,950 shares of Series C at June 30, 2009 and December 31, 2008; liquidation preference of $552 for Series A, $1,000 for Series B and $1,000 for Series C at June 30, 2009 and December 31, 2008	2	2
Common stock, $.01 par value, authorized 3,000,000 shares; issued 2,013,942 shares at June 30, 2009 and December 31, 2008; outstanding 1,743,365 shares at June 30, 2009 and 1,742,765 shares at December 31, 2008	20	20
Common stock warrant	723	723
Additional paid-in capital	12,279	12,240
Accumulated other comprehensive income, net of taxes of $61 and $22 at June 30, 2009 and December 31, 2008	91	32
Retained earnings-substantially restricted	15,049	14,878
Treasury stock-at cost, 270,577 shares at June 30, 2009 and 271,177 shares at December 31, 2008	(3,459)	(3,467)

Total stockholders’ equity	33,028	32,689

Total liabilities and stockholders’ equity	$482,303	$407,934

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Earnings

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2009	2008	2009	2008
Interest and fees on loans receivable	$6,683	$5,802	$12,937	$11,486
Interest on mortgage-backed securities	266	353	560	722
Interest on investment securities	12	13	25	29
Other interest income	32	105	66	205

Total interest income	6,993	6,273	13,588	12,442

Interest on deposits	1,813	1,627	3,538	3,294
Interest on borrowings	745	1,114	1,497	2,277

Total interest expense	2,558	2,741	5,035	5,571

Net interest income before provision for loan losses	4,435	3,532	8,553	6,871
Provision for loan losses	1,589	159	2,105	317

Net interest income after provision for loan losses	2,846	3,373	6,448	6,554

Non-interest income:
Service charges	328	309	675	558
Net gains on mortgage banking activities	—	21	17	35
Provision for losses on loans held for sale	(245)	—	(350)	—
Other	34	36	71	69

Total non-interest income	117	366	413	662

Non-interest expense:
Compensation and benefits	1,368	1,511	2,994	2,958
Occupancy expense, net	383	343	728	676
Information services	211	176	409	348
Professional services	177	136	350	239
Office services and supplies	149	150	293	292
FDIC insurance	387	29	492	49
Other	284	263	519	544

Total non-interest expense	2,959	2,608	5,785	5,106

Earnings before income taxes	4	1,131	1,076	2,110
Income taxes	(30)	435	380	807

Net earnings	$34	$696	$696	$1,303

Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on securities available for sale	$(6)	$(74)	$98	$(35)
Income tax effect	2	29	(39)	13

Other comprehensive income (loss), net of tax	(4)	(45)	59	(22)

Comprehensive earnings	$30	$651	$755	$1,281

Net earnings	$34	$696	$696	$1,303
Dividends and discount accretion on preferred stock	(188)	(44)	(351)	(64)

Earnings (loss) available to common shareholders	$(154)	$652	$345	$1,239

Earnings (loss) per common share-basic	$(0.09)	$0.37	$0.20	$0.70
Earnings (loss) per common share-diluted	$(0.09)	$0.36	$0.20	$0.69
Dividends declared per share-common stock	$0.05	$0.05	$0.10	$0.10
Basic weighted average shares outstanding	1,743,002	1,757,523	1,742,884	1,758,789
Diluted weighted average shares outstanding	1,746,283	1,805,963	1,745,630	1,808,493

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Selected Ratios and Data

(Dollars in thousands)

	As of June 30,
	2009	2008
Regulatory Capital Ratios:
Core Capital	7.75%	7.71%
Tangible Capital	7.75%	7.71%
Tier 1 Risk-Based Ratio	10.15%	10.35%
Total Risk-Based Capital	11.05%	11.11%

Asset Quality Ratios and Data:
Non-performing loans as a percentage of total gross loans, excluding loans held for sale	1.98%	0.45%

Non-performing assets as a percentage of total assets	2.15%	0.38%

Allowance for loan losses as a percentage of total gross loans, excluding loans held for sale	1.36%	0.72%

Allowance for loan losses as a percentage of non-performing loans, excluding loans held for sale	68.85%	159.05%

Allowance for losses as a percentage of non-performing assets	60.45%	159.05%

Non-performing assets:
Non-accrual loans
Loans receivable, net	$8,226	$1,487
Loans receivable held for sale	2,152	—

Total non-accrual loans	10,378	1,487
Loans delinquent 90 days or more and still accruing	—	—
Real estate acquired through foreclosure	—	—

Total non-performing assets	$10,378	$1,487

	Three Months ended June 30,				Six Months ended June 30,
	2009		2008		2009		2008
Performance Ratios:

Return on average assets	0.03	%(A)	0.73	%(A)	0.32	%(A)	0.69	%(A)
Return on average equity	0.41	%(A)	12.18	%(A)	4.20	%(A)	11.54	%(A)
Average equity to average assets	7.14%		5.97%		7.51%		6.01%
Non-interest expense to average assets	2.54	%(A)	2.72	%(A)	2.62	%(A)	2.72	%(A)
Efficiency ratio (1)	65.00%		66.91%		64.52%		67.78%
Net interest rate spread (2)	3.83	%(A)	3.68	%(A)	3.86	%(A)	3.64	%(A)
Net interest rate margin (3)	3.94	%(A)	3.80	%(A)	4.00	%(A)	3.78	%(A)

(1)	Efficiency ratio represents non-interest expense divided by net interest income plus non-interest income.
(2)	Net interest rate spread represents the difference between yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)	Net interest rate margin represents net interest income as a percentage of average interest-earning assets.

(A)	Annualized

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Support for Calculations

(Dollars in thousands)

	Three Months ended June 30,		Six Months ended June 30,
	2009	2008	2009	2008
Total assets	$482,303	$390,557	$482,303	$390,557
Total gross loans, excluding loans held for sale	$415,262	$327,494	$415,262	$327,494
Total equity	$33,028	$23,051	$33,028	$23,051
Average assets	$465,685	$383,009	$441,470	$375,573
Average loans	$407,689	$330,014	$387,154	$322,515
Average equity	$33,249	$22,860	$33,146	$22,580
Average interest-earning assets	$450,017	$371,356	$427,495	$363,956
Average interest-bearing liabilities	$428,510	$355,930	$403,701	$348,671
Net income	$34	$696	$696	$1,303
Total income	$4,552	$3,898	$8,966	$7,533
Non-interest expense	$2,959	$2,608	$5,785	$5,106
Efficiency ratio	65.00%	66.91%	64.52%	67.78%
Non-accrual loans	$10,378	$1,487	$10,378	$1,487
REO, net	$—	$—	$—	$—
ALLL	$5,664	$2,365	$5,664	$2,365
Allowance for loss on loans held for sale	$610	$—	$610	$—
REO-Allowance	$—	$—	$—	$—
Interest income	$6,993	$6,273	$13,588	$12,442
Interest expense	$2,558	$2,741	$5,035	$5,571
Net interest income	$4,435	$3,532	$8,553	$6,871